EV Energy Partners Announces Reduction of Quarterly Cash Distribution to $0.50 Per Unit; Announces 2015 Guidance and Updates Fourth Quarter 2014 Production Guidance

HOUSTON, February 2, 2015 /PRNewswire/ -- EV Energy Partners, L.P. (Nasdaq: EVEP) today announced a cash distribution attributable to the fourth quarter of 2014, announced full year 2015 guidance and updated fourth quarter 2014 production guidance. A conference call is scheduled for today, February 2, 2015 at 9 a.m. Eastern (8 a.m. Central) to discuss today’s announcements.

Quarterly Distribution

EVEP declared a cash distribution attributable to the fourth quarter of 2014 of $0.50 per unit, or $2.00 on an annualized basis, for all of its outstanding units. The distribution will be payable on February 13, 2015, to unit holders of record at the close of business on February 9, 2015. This distribution represents a $0.274 per unit reduction over the prior quarterly distribution. Using recent forward strip prices ($2.85 per mmbtu for natural gas and $52.50 per barrel for crude oil) and the midpoint of 2015 guidance estimates, EVEP estimates a distribution coverage ratio of over 1.15x for 2015. Guidance for 2015 does not include the effects of a potential sale of EVEP’s Utica East Ohio (UEO) midstream investment or additional sales of Utica Shale or Eagle Ford formation rights, and subsequent reinvestment of proceeds in long-life producing oil and gas assets, which EVEP believes would have a positive effect on future results.

“In response to the speed and depth of the decline in commodity prices, we are significantly reducing our E&P capital budget for 2015 by approximately 40% versus 2014 and are lowering our common unit distribution. In addition, with the completion of the initial processing, fractionation and storage buildout in our UEO midstream investment and the sale of our interest in the Cardinal Gas Services gathering business in the fourth quarter of 2014, our 2015 midstream capital expenditures are expected to decline by approximately $100 million versus 2014. As we actively pursue monetization alternatives for UEO during 2015, we believe these steps are appropriate to preserve liquidity and financial flexibility during this period of low commodity prices. Our decision to reduce the common unit distribution was difficult, but we believe this is the appropriate strategic measure to generate long term value for our unitholders given the current environment,” said John Walker, Executive Chairman.

Revised Production Guidance for Fourth Quarter 2014 and Guidance for Full Year 2015

Fourth quarter 2014 production is expected to average approximately 171 mmcfe per day, or down approximately 2.7% from third quarter levels. During the quarter, production in West Virginia was down on average by 1.9 mmcfe per day due to a compressor change-out program by the operator.

Guidance for 2015 is presented below. As previously noted, E&P capital expenditures have been reduced to between $55 million and $65 million, as compared to approximately $100 million for 2014, and EVEP’s 21% share of midstream capital expenditures is $26 million to $32 million. In addition, 2015 guidance does not include any incremental results from a potential reinvestment of approximately $33.8 million of like-kind exchange proceeds from the previously announced Eagle Ford formation rights sale that closed in the fourth quarter of 2014.

EVEP expects its 2016 UEO EBITDA to increase by approximately 50% over 2015 guidance as throughput and operations continue to grow.

FY2015 Guidance
($ in Millions)
	Full Year 2015
Net Production:
Natural Gas (MMcf)	39,900	-	43,700
Crude Oil (MBbls)	990	-	1,080
Natural Gas Liquids (MBbls)	2,250	-	2,460
Total Mmcfe	59,340	-	64,940

Average Daily Production (Mmcfe/d)	162.6	-	177.9

Average Price Differential vs NYMEX
Natural Gas (% of NYMEX Natural Gas)	88%	-	94%
Crude Oil (% of NYMEX Crude Oil)	92%	-	98%

Transportation Margin (a)	$1.0	-	$1.4

Expenses:
Operating Expenses:
LOE and other	$98.4	-	$106.4
Production Taxes (as % of revenue)	3.8%	-	4.2%

General and administrative expense (b)	$23.7	-	$26.7

Utica Shale Midstream and ORRI EBITDAX	$36.0	-	$40.0

E&P Capital Expenditures (c)	$55.0	-	$65.0
Midstream Investment	$26.0	-	$32.0

(a)	Represents estimated transportation and marketing-related revenues less cost of purchased natural gas.
(b)	Excludes non-cash general and administrative expense, of which non-cash unit based compensation is a part, also excludes any amounts for future acquisition related due diligence and transaction costs.
(c)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties.

Update on Utica East Ohio and Utica and Eagle Ford Acreage

In December, UEO completed and brought on line its fourth processing train and third fractionation facility, both of which were on time and on budget.  Volumes continue to increase and there is a significant inventory of drilled and completed wells scheduled to be turned inline.

On the third quarter earnings call, the Partnership stated plans to monetize its 21 percent interest in UEO during 2015. EVEP is accelerating that process and would expect to utilize proceeds from a sale to reinvest in long-life, producing oil and gas properties.  Management believes that such a sale and reinvestment would result in a significant increase to EBITDAX, borrowing base and liquidity.

EVEP had also communicated plans to market portions of its Utica acreage and Eagle Ford formation rights beginning in early 2015. Given the current commodity price environment, that process will likely be delayed. However, EVEP is exploring alternative structures with third parties to provide additional capital to drill undeveloped acreage and increase cash flow.

Credit Facility and Liquidity Update

As of December 31, 2014, outstanding borrowings under the credit facility were $531 million. In addition, the partnership has $33.8 million in proceeds from the its fourth quarter 2014 sale of Eagle Ford formation rights which, if not employed in a like-kind exchange for producing oil and gas properties, would be used to further reduce credit facility borrowings. The current borrowing base under the credit facility, which was reaffirmed in November 2014, is $730 million.

The Partnership is working with its bank group to amend its credit facility to include, among other things, an extension of the facility for five years, as well as an extension of its senior secured debt to EBITDAX covenant. Additional details will be available once the process has concluded.

Hedge Portfolio

Below is a summary of EVEP’s current hedge portfolio.

		Swap	Swap
Period	Index	Volume	Price

Natural Gas		(MmmBtus/Mbbls)
2015	NYMEX	39,602.5	$4.86
2016	NYMEX	18,300.0	$4.07

Crude
2015	WTI	1,277.5	$90.28
2016	WTI	366.0	$90.14

Interest Rate Swap Agreements	Notional Amount	Fixed Rate
	(in $ mill)
February - July 2015	110.0	3.315%

Conference Call and Webcast

EV Energy Partners, L.P. will host an investor conference call to discuss today’s announcement on February 2, 2015, at 9 a.m. Eastern Time (8 a.m. Central). Investors interested in participating in the call may dial 1-888-278-8469 (quote conference ID 8985672) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://ir.evenergypartners.com/events.cfm.

A webcast archive will be available at http://www.evenergypartners.com under Investor Relations/Presentations & Events Schedule shortly after the call and will be accessible for approximately two weeks.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a Houston based master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at www.evenergypartners.com.

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about our anticipated distribution coverage ratio, guidance, UEO EBITDA, capital expenditures, production, plans to monetize UEO, future distributions and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties (including the Utica Shale), changes in the metrics and procedures used to value midstream assets, exploration and development activities in the Utica Shale and elsewhere, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

(code #: EVEP/G)

EV Energy Partners, L.P., Houston

Michael E. Mercer, 713-651-1144

http://www.evenergypartners.com